Exhibit 99.03

Traffic On www.pazoo.com Surges and Site Performance Best Ever Following Implementation of State Of The Art Technology

CEDAR KNOLLS, N.J., July 17, 2013 /PRNewswire/-- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that total visits to www.pazoo.com surged in the past week as the upload of new technology and programming was completed. This also resulted in the website performing at its best levels since inception.

Traffic to the website jumped from approximately 40,000 visits per day, or a monthly run rate of 1,200,000, to over 50,000 visits per day or a monthly run rate of more than 1,500,000. Additionally, the website is now performing at very high levels allowing for movement through the different pages very quickly. In the past two weeks there were moments when the website was a little sluggish due to the uploading of new programming.  However, Pazoo.com is now prepared for the coming Autumn and Winter Seasons.

Pazoo.com is now in the process of adding video and embedded advertisements to enhance revenue on the site. The Company is also now prepared to bring in additional ad agencies and advertisers for placement on the website.  This will improve the bidding process for ad placement again leading to enhanced advertising revenue. Pazoo felt it was imperative to make sure the website was upgraded and performing at optimal speed before the addition of more advertising revenue could be delivered.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: July 17, 2013